Exhibit 8.1

December 13, 2013	Fulbright & Jaworski LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

GreenHunter Resources, Inc.

1048 Texan Trail

Grapevine, Texas 76051

Re:	GreenHunter Resources, Inc.

Ladies and Gentlemen:

We have acted as counsel for GreenHunter Resources, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offer and sale by the selling stockholders listed in the Prospectus (defined below) of up to 181,786 shares of the Company’s 10% Series C Cumulative Preferred Stock, par value $0.001 per share and liquidation preference $25.00 per share, and 433,613 shares of the Company’s common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company on December 13, 2012. We have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the prospectus contained in the Registration Statement (the “Prospectus”).

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are our opinion.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

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